Exhibit 16.1 September 28, 2026 Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Commissioners: We have read Item 4.01 of Form 8-K dated September 28, 2026, of McCormick & Company, Incorporated and are in agreement with the statements contained in the first, second and third paragraphs on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein. /s/ Ernst & Young LLP